    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 2002

                                    REGISTRATION NO.  333-73962
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                               ------------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                          HIBBETT SPORTING GOODS, INC.
             (Exact name of registrant as specified in its charter)

                               ------------------

              DELAWARE                                          63-1074067
  (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NO.)

                               451 INDUSTRIAL LANE
                            BIRMINGHAM, ALABAMA 35211
                                 (205) 942-4292
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               ------------------

                                  GARY A. SMITH
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          HIBBETT SPORTING GOODS, INC.
                               451 INDUSTRIAL LANE
                            BIRMINGHAM, ALABAMA 35211
                                 (205) 942-4292
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   COPIES TO:

                               STEVEN DELLA ROCCA
                                LATHAM & WATKINS
                          885 THIRD AVENUE, SUITE 1000
                            NEW YORK, NEW YORK 10022
                                 (212) 906-1200

                               ------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


================================================================================



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                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-3 Registration Statement is being filed solely to add the form of Underwriting Agreement as an exhibit to Registration Statement on Form S-3 (Registration No. 333-73962) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.


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                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits.

         The following exhibits are filed as part of this Registration
Statement:

     Exhibit
     Number                                  Description
  ------------        ----------------------------------------------------------
           1.1   +    Form of Underwriting Agreement
           4.1   *    Form of Share Certificate
           5.1   ++   Opinion of Latham & Watkins
          23.1   ++   Consent of Arthur Andersen LLP
          23.2   ++   Consent of Latham & Watkins (included in Exhibit 5.1 to
                      this Registration Statement)
          24.1   ++   Power of Attorney

          +           Filed herewith.
          *           Filed as an exhibit to Amendment No. 2 to the Company's
                      Registration Statement on Form S-1 (Registration
                      No. 333-07023) filed with the Securities and Exchange
                      Commission on September 16, 1996, and incorporated herein
                      by reference.
          ++          Previously filed.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 15, 2002.

                                HIBBETT SPORTING GOODS, INC.


                                By:  /s/ Gary A. Smith
                                    --------------------------------------------
                                     Gary A. Smith
                                     Vice President and Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                       Title                                         Date

*                                               Chief Executive Officer and Director          January 15, 2002
------------------------------------
Michael J. Newsome

*                                               Vice President and Chief Financial            January 15, 2002
------------------------------------            Officer (Principal Financial and
Gary A. Smith                                   Accounting Officer)

*                                               Director                                      January 15, 2002
------------------------------------
John F. Megrue

*                                               Director                                      January 15, 2002
------------------------------------
Clyde B. Anderson

*                                               Director                                      January 15, 2002
------------------------------------
F. Barron Fletcher, III

*                                               Director                                      January 15, 2002
------------------------------------
Thomas A. Saunders, III

*                                               Director                                      January 15, 2002
------------------------------------
H. Ray Compton

*                                               Director                                      January 15, 2002
------------------------------------
Carl Kirkland


*  /s/ Gary A. Smith
--------------------------------------------
Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit
     Number                                  Description
   -----------        ----------------------------------------------------------
           1.1   +    Form of Underwriting Agreement
           4.1   *    Form of Share Certificate
           5.1   ++   Opinion of Latham & Watkins
          23.1   ++   Consent of Arthur Andersen LLP
          23.2   ++   Consent of Latham & Watkins (included in Exhibit 5.1 to
                      this Registration Statement)
          24.1   ++   Power of Attorney

          +            Filed herewith.
          *            Filed as an exhibit to Amendment No. 2 to the Company's
                       Registration Statement on Form S-1 (Registration
                       No. 333-07023) filed with the Securities and Exchange
                       Commission September 16, 1996, and incorporated herein by
                       reference.
          ++           Previously filed.